Exhibit 99.1

MEDIA CONTACT:
Susan Hook
RedEnvelope, Inc.
415-512-6193

INVESTOR CONTACT:
Jordan Goldstein
Financial Dynamics
415-439-4500

FOR IMMEDIATE RELEASE

REDENVELOPE REPORTS FOURTH QUARTER AND
FULL YEAR FISCAL 2005 RESULTS

SAN FRANCISCO, CA (May 17, 2005) — RedEnvelope, Inc. (Nasdaq: REDE) today reported financial results for the fiscal year and fourth quarter 2005, ended April 3, 2005.

Fiscal Year Results

The Company’s fiscal year 2005 net revenues were $101.4 million compared to $79.3 million for the prior fiscal year, an increase of approximately 28% over the prior year. The net loss was $(5.9) million, or $(0.67) per share, compared to a net loss of $(5.1) million, or $(1.16) per share in the fiscal year 2004. Gross margin increased to 51.2% from 50.1% for the prior fiscal year. “Crossing the $100 million barrier was an important milestone for us,” said Alison May, RedEnvelope’s President and Chief Executive Officer. “We believe this achievement is particularly significant because so few retailers born on the web primarily sell their own products.” Fiscal year 2005 included 53 weeks of operations versus 52 weeks for the previous fiscal year.

Fourth Quarter Results

The Company’s net revenues for the fourth quarter of its 2005 fiscal year were $22.2 million compared to $17.3 million in the fourth quarter of the prior fiscal year, an increase of 28.0%. The net loss was $(3.8) million, or $(0.43) per share, compared to a net loss of $(2.3) million, or $(0.27) per share in the fourth quarter of fiscal year 2004. Gross margin was 44.0%, approximately 9 points lower than the comparable quarter in the prior fiscal year. The fourth quarter of fiscal 2005 included 14 weeks of operations versus 13 weeks for the fourth quarter of fiscal 2004.

     “The Company’s gross margin for the fourth quarter was lower than the fourth quarter of our last fiscal year for three primary reasons,” said Ms. May. “Our accounting for returns reserves for the third quarter of fiscal 2004 was, in hindsight, conservative and resulted in a favorable reversal to gross margin in the fourth quarter of fiscal 2004. Our returns reserve for the third quarter of fiscal 2005 was much closer to our actual returns experience and, therefore, did not result in a similar reversal in the fourth fiscal quarter of 2005. On a full year basis, return rates improved modestly from year to year. In addition, lower than expected Valentine’s Day sales caused us to use discounts and promotions to drive revenues in the quarter. Finally, inventory adjustments were also higher this quarter than during the fourth quarter of the last fiscal year. There were other variances, but none had a significant net effect on our quarterly gross margin,” Ms. May added.

“For the fiscal year, the Company increased sales significantly, refreshed much of the product line with proprietary designs, updated its brand image, improved the accuracy of its fulfillment operations, established a sourcing department, enhanced its customer service and dealt with an expensive and distracting proxy fight.”

Ms. May continued, “While we made progress this fiscal year in increasing revenues, increasing gross margin, and in reducing G&A as a percentage of sales, we are far from satisfied with the performance of the Company in the fourth quarter. We are working on three priorities: continuing to enhance our products; capturing more sales from past and existing customers, and continuing to improve the efficiency of our fulfillment center.

Products

“We continue to upgrade the quality of our products, offering our customers innovative and unique gifts,” Ms. May continued. “We believe our new product direction, which began in the third quarter of fiscal 2005, has been successful. For the second half of fiscal 2005, approximately 39% of newly introduced products were in the top 50 best sellers (versus only 15% for the first half of the year). Since the third quarter of fiscal 2005, of our top 50 best sellers, approximately 50% have been designed in house and approximately 83% have been products exclusive to RedEnvelope.

“We continue to see the benefits from proprietary designs and offshore sourcing, and believe that we now are of a size where we can negotiate more effectively for better pricing and lower minimum order quantities,” said Ms. May.

“We keep our assortment fresh by introducing between 30% to 40% new products each season, as well as by offering our core traditional best selling items,” Ms. May added.

Marketing

“The emphasis of our marketing is to improve the conversion rate from new prospects visiting our website and to increase sales to our sizeable customer file which now stands at approximately 2.3 million names. We will continue to do this through an enhanced, target-specific website, as well as by leveraging our significant online marketing efforts and the optimization of our catalog,” Ms. May said. “In fiscal 2005 we spent approximately $4.5 million, or roughly 18% of our marketing budget, in print and outdoor advertising and market research. We believe we were successful in updating our brand image, in driving revenues, and in reaching new customers as well as in reconnecting with old customers. We do not anticipate advertising as heavily this fiscal year, with the exception of pre-existing commitments for Mother’s Day and Father’s Day. We believe that focusing on conversion of the traffic already coming to our site as well as maximizing our investment in our existing customer base will lead to a more efficient marketing spend for fiscal 2006.

Fulfillment

“Our new warehouse management system went live in August 2004. While we had expected to see operational efficiencies earlier on, we staffed generously during the Holiday season to ensure accuracy for this important event. With our focus now on efficiencies, we are beginning to see improvement in our units processed per hour, while maintaining accuracy rates of higher than 99.8% based on an internal quality control sample of outbound orders, as experienced in the fourth fiscal quarter. We currently believe there are additional opportunities to leverage fixed costs and reduce fulfillment expenses as a percentage of total sales going forward,” said Ms. May.

Management

Ms. May also remarked on two senior management hires that occurred during the fourth fiscal quarter. “Polly Boe joined RedEnvelope as our Chief Financial Officer, bringing her substantial retail experience to our team. Polly’s experience includes over 25 years in various finance capacities at Levi Strauss & Co., as Chief Financial Officer of Esprit de Corp., and most recently as Chief Financial Officer of the Sundance Catalog.

“In January, Gary Korotzer joined our team as Vice President of Marketing. Gary spent the last sixteen years in various marketing positions at American Express, Qwest Communications, and most recently at Charles Schwab as Senior Vice President in charge of Mass Affluent Marketing. He brings a great deal of experience to our team and will be focusing on improving customer conversion and retention this fiscal year.

Board

“We are very pleased that Joe Gandolfo has joined our Board of Directors,” Ms. May continued. From 1990 to 2000, Mr. Gandolfo was President of Worldwide Operations for Mattel, Inc, responsible for the operations of 18 facilities in nine countries. From 1997 until 2000, he was on the board of directors of Mattel, Inc. Prior to joining Mattel, Mr. Gandolfo spent 25 years with General Electric and reached the position of General Manager of North American manufacturing responsible for the consolidation and operations of the RCA and GE facilities.

“Joe Gandolfo is the seventh member of the Company’s Board and is the sixth outside member. His global supply, sourcing and logistics experience complements a Board that is now composed of an accounting professional with a long history of accounting and audit experience with a variety of successful retailers; an officer of one of the world’s most recognized specialty retail brands; two individuals with expertise in brand management and direct marketing and an internet investor. The Board is currently conducting a search for a director with considerable merchandising experience,” Ms. May added.

Balance Sheet

RedEnvelope’s balance sheet remains robust, with approximately $19.2 million in cash and short-term investments as of the end of fiscal year 2005. In addition, RedEnvelope had zero debt at the end of the fiscal year. Inventory has increased to $14.0 million at the end of fiscal 2005 compared with $9.6 million at the end of the prior fiscal year.

Business Highlights

•	For the fourth quarter of fiscal year 2005, net revenues from existing customers represented approximately 56% of total net revenues.

•	For the fourth quarter of fiscal year 2005, based on an internal quality control sampling of outbound orders, the Company processed orders with just over a 99.8% accuracy rate. During this quarter the Company shipped approximately 300,000 orders.

•	For the fourth quarter of fiscal 2005, net revenue per order was approximately $74, which was comparable to the fourth quarter of fiscal 2004.

•	For the full year, net revenue per order increased to approximately $78 from approximately $74 during the last fiscal year, and gross profit per order increased to approximately $40 from approximately $37 compared to fiscal year 2004.

•	At the end of the fiscal year, RedEnvelope’s customer file totaled approximately 2.3 million names, a growth of approximately 560,000 customers.

•	For the first three quarters of fiscal 2005 net sales increased 19.2%, 26.9% and 32.3% respectively over the comparable periods in Fiscal 2004.

•	Jewelry remains the largest of the Company’s 14 product categories, representing approximately 24.3% of total revenues for the quarter.

Business Outlook

The following business outlook contains forward-looking statements describing management’s current expectations for future periods. The matters discussed in these forward-looking statements are subject to numerous assumptions, risks and uncertainties, some of which are listed or referred to in the cautionary note below. The forward-looking guidance provided in this press release is based on limited information available to RedEnvelope at this time, which is subject to change. As a result of these uncertainties and information limits, actual results in the future may differ materially from management’s current expectations. Although management’s expectations may change after the date of this release, RedEnvelope undertakes no obligation to revise or update the guidance below. The lack of any revision or update is not meant to imply continued affirmation of the guidance.

“For our fiscal year 2006, we currently anticipate revenue growth of at least 20% with positive net earnings.

“In the current quarter, our first quarter of fiscal 2006, RedEnvelope will spend approximately $1 million in pre-committed advertising that was not spent last year. A portion of this advertising is aimed at increasing our male customer base. We also will issue a new jewelry catalog in the quarter, increasing by one the typical seven catalogs published each year,” Ms. May said. “Given higher marketing costs as well as the fact that we are fully staffed compared to the same quarter last year, we currently anticipate that net results in the first quarter of fiscal 2006 will be lower than the same quarter of the last fiscal year. However, we currently anticipate improvement in net results compared to fiscal 2005 as we move into the third and fourth quarters of fiscal 2006.

In addition, RedEnvelope currently anticipates capital expenditures for the fiscal year 2006 will be approximately $3.5 million in line with its currently anticipated depreciation expenses for fiscal year 2006.

Webcast of Management Presentation
RedEnvelope, Inc. will make a presentation regarding these results and the Company’s business outlook over the Internet at 2:00 p.m. (PT) / 5:00 p.m. (ET) today. To listen, please log on to www.RedEnvelope.com, go to “About RedEnvelope,” and follow the link entitled “May 17, 2005 Management Presentation: Fourth-Quarter Results” that will be posted on that page. After the webcast, interested parties may access a replay through the same link. The replay of the webcast will remain available on our website for twelve months.

To access an electronic copy of this press release, please visit Investor Relations under the “About Us” tab at www.RedEnvelope.com.

Business Risks
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results, capital expenditures and depreciation expense for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: marketing and advertising programs and related expenditures may not cause anticipated increases in sales; ongoing system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer than anticipated to implement; delays in introducing new products, competition relating to new or existing products or failure of the market to accept these products; planned fulfillment center and system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer than anticipated to implement; economic conditions and changes in consumer spending levels; any significant disruption of our operations due to network or systems failures or disruptions, power outages, regulatory actions, natural disasters or attacks; our limited operating history; any decrease in shipping and handling revenues arising out of a recent change to our shipping and handling rate policy that is not offset by increases in net revenues; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increased or more effective competition from other retailers; difficulties encountered in managing our growth; difficulties encountered in, or increased costs of, fulfillment; increased costs for, or delays or difficulties in the receipt of, merchandise ordered by us; seasonality of the retail business; increases in shipping, advertising or marketing costs; increases in sales or other taxes; lower than expected utilization of electronic commerce by consumers; product returns that exceed expectations; litigation that may have an adverse effect on our financial results, product offerings or reputation; increased expenses and diversion of management resources in the event we were to become subject to a proxy contest in connection with our upcoming annual meeting of stockholders; changes in foreign currency exchange rates; changes in key management personnel; integration of recently hired key management personnel; difficulties encountered in properly staffing our operations or providing satisfactory customer service; changes in government or regulatory requirements affecting e-commerce that may restrict, or increase the cost of our operations, and other risk factors described in detail in our Prospectus dated September 24, 2003, and our Report on Form 10-Q for the period ended December 28, 2003, including, without limitation, those discussed under the captions, “Risk Factors, ” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Factors That May Affect Future Operating Results,” both of which documents are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

RedEnvelope, Inc. is an online retailer of upscale gifts for every occasion, every day. RedEnvelope offers a unique assortment of imaginative gifts through its catalog and website, www.RedEnvelope.com.

RedEnvelope and the RedEnvelope logo are registered trademarks of RedEnvelope, Inc.

(Tables Follow)

REDENVELOPE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Fourteen Weeks	Thirteen Weeks	Fifty-Three Weeks	Fifty-Two Weeks
	Ended	Ended	Ended	Ended
	April 3,	March 28,	April 3,	March 28,
	2005	2004	2005	2004
		(In thousands, except for per share data)
Net revenues	$22,199	$17,336	$101,418	$79,308
Cost of sales	12,426	8,098	49,475	39,594

Gross profit	9,773	9,238	51,943	39,714

Operating expenses:
Fulfillment	3,466	2,760	15,309	12,206
Marketing	5,034	3,820	24,468	16,680
General and administrative	5,172	4,934	18,142	15,677

Total operating expenses	13,672	11,514	57,919	44,563

Loss from operations	(3,899)	(2,276)	(5,976)	(4,849)

Interest income	133	95	352	170
Interest expense	(66)	(80)	(279)	(449)

Net loss	$(3,832)	$(2,261)	$(5,903)	$(5,128)

Net loss per share — basic	$(0.43)	$(0.27)	$(0.67)	$(1.16)

Weighted average shares outstanding — basic	8,845	8,523	8,749	4,422

REDENVELOPE, INC.
CONDENSED BALANCE SHEETS
(Unaudited)

	April 3,	March 28,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$4,807	$2,653
Short-term investments	14,356	22,727
Accounts receivable, net	992	1,055
Inventory	14,048	9,609
Prepaid catalog costs and other current assets	3,905	2,037

Total current assets	38,108	38,081
Property and equipment, net	7,587	4,746
Long-term investments	—	1,844
Other assets and restricted cash	573	505

Total assets	$46,268	$45,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,241	$9,847
Capital lease obligations, current	579	596

Total current liabilities	15,820	10,443
Capital lease obligations, long-term	290	816
Other long-term liabilities	874	—

Total liabilities	16,984	11,259

Commitments and contingencies
Stockholders’ equity:
Common stock	90	86
Additional paid-in capital	113,831	112,728
Deferred compensation	(43)	(197)
Notes receivable from stockholders	(44)	(44)
Accumulated deficit	(84,555)	(78,652)
Accumulated other comprehensive income (loss)	5	(4)

Total stockholders’ equity	29,284	33,917

Total liabilities and stockholders’ equity	$46,268	$45,176